Exhibit 11.2

Sound Group Inc.

Second Amended and Restated Statement of Policy Concerning Trading in Company Securities

Amended and Restated on April 27, 2025

I.	SUMMARY OF POLICY CONCERNING TRADING IN COMPANY SECURITIES

It is the policy of Sound Group Inc., its subsidiaries and its consolidated affiliated entities (collectively, the “Company”) that the Company will, without exception, comply with all applicable laws and regulations in conducting its business. Each employee, each executive officer, each director and each of their respective family member is expected to abide by this policy. When carrying out Company business, employees, executive officers and directors must avoid any activity that violates applicable laws or regulations. In order to avoid even an appearance of impropriety, the Company’s directors, officers and certain other employees are subject to trading window restrictions and other limitations on their ability to enter into transactions involving the Company’s securities. Although these limitations do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”), the entry into, amendment or termination of any such written trading plan is subject to pre- approval requirements and other limitations.

II.	THE USE OF INSIDE INFORMATION IN CONNECTION WITH TRADING IN SECURITIES

A.	General Rule.

The U.S. securities laws regulate the sale and purchase of securities in the interest of protecting the investing public. U.S. securities laws give the Company, its officers and directors, and other employees the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities.

All employees, executive officers and directors should pay particularly close attention to the laws against trading on “inside” information. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. Information is considered to be “material” if its disclosure would be reasonably likely to affect (1) an investor’s decision to buy or sell the securities of the company to which the information relates, or (2) the market price of that company’s securities. While it is not possible to identify in advance all information that will be deemed to be material, some examples of such information would include the following: earnings; financial results or projections; dividend actions; mergers and acquisitions; capital raising and borrowing activities; major dispositions; major new customers, projects or products; significant advances in product development; new technologies; major personnel changes in management or change in control; expansion into new markets; unusual gains or losses in major operations; major litigation or legal proceedings; granting of stock options; and major sales and marketing changes. When doubt exists, the information should be presumed to be material. If you are unsure whether information of which you are aware is inside information, you should consult with the Company’s Chief Financial Officer. No individuals other than specifically authorized personnel may release material information to the public or respond to inquiries from the media, analysts or others. If you are contacted by any financial institutions (such as a brokerage firm, investment banking, commercial bank, or institutional investment company, etc.) seeking information about the Company, and if you have not been expressly authorized by the Company’s Chief Financial Officer to provide information to such financial institutions, you should refer the call to the Chief Financial Officer. On occasion, it may be necessary for legitimate business reasons to disclose inside information to outside persons. Such persons might include investment bankers, lawyers, auditors or other companies seeking to engage in a potential transaction with the Company. In such circumstances, the information should not be conveyed until an express understanding has been reached that such information is not to be used for trading purposes and may not be further disclosed other than for legitimate business reasons. For example, if an employee, an executive officer or a director of a company knows material non-public financial information, that employee, executive officer or director is prohibited from buying or selling shares in the company until the information has been disclosed to the public. This is because the employee, executive officer or director knows information that will probably cause the share price to change, and it would be unfair for the employee, executive officer or director to have an advantage (knowledge that the share price will change) that the rest of the investing public does not have. In fact, it is more than unfair; it is considered to be fraudulent and illegal. Civil and criminal penalties for this kind of activity are severe.

The general rule can be stated as follows: It is a violation of federal securities laws for any person to buy or sell securities if he or she is in possession of material inside information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. It is inside information if it has not been publicly disclosed in a manner making it available to investors generally on a broad- based non-exclusionary basis. Furthermore, it is illegal for any person in possession of material inside information to provide other people with such information or to recommend that they buy or sell the securities. (This is called “tipping”). In that case, they may both be held liable.

The U.S. Securities and Exchange Commission (the “SEC”), the stock exchanges and plaintiffs’ lawyers focus on uncovering insider trading. A breach of the insider trading laws could expose the insider to criminal fines up to three times the profits earned and imprisonment up to ten years, in addition to civil penalties (up to three times of the profits earned), and injunctive actions. In addition, punitive damages may be imposed under applicable state laws. Securities laws also subject controlling persons to civil penalties for illegal insider trading by employees, including employees located outside the United States. Controlling persons include directors, officers, and supervisors. These persons may be subject to fines up to the greater of $1,000,000 or three times profit (or loss avoided) by the insider trader.

Inside information does not belong to the individual directors, officers or other employees who may handle it or otherwise become knowledgeable about it. It is an asset of the Company. For any person to use such information for personal benefit or to disclose it to others outside the Company violates the Company’s interests. More particularly, in connection with trading in the Company’s securities, it is a fraud against members of the investing public and against the Company.

All directors, executive officers and employees of the Company must observe these policies at all times. Your failure to do so will be grounds for internal disciplinary action, up to and including termination of your employment or directorship.

B.	Who Does the Policy Apply To?

The prohibition against trading on inside information applies to directors, officers and all other employees, and to other people who gain access to that information, including contractors and consultants. The prohibition applies to both domestic and international employees of the Company and its subsidiaries as well as the spouses, domestic partners, minor children (even if financially independent) of such directors, officers or employees (collectively, “Family Members”), anyone to whom Company directors, officers or employees provide significant financial support, and any entity or account over which directors, officers or employees, Family Members, or the persons listed above, have or share the power, directly or indirectly, to make investment decisions (whether or not such persons have a financial interest in the entity or account) and those entities or accounts established or maintained by such persons with their consent or knowledge and in which such persons have a direct or indirect financial interest.

Because of their access to confidential information on a regular basis, Company policy subjects its directors and certain employees (the “Window Group”) to additional restrictions on trading in Company securities. The restrictions for the Window Group are discussed in Section F below. In addition, directors and certain employees with inside knowledge of material information may be subject to ad hoc restrictions on trading from time to time.

In addition, the Company itself must comply with U.S. securities laws applicable to its own securities trading activities, and will not effect transactions in respect of its securities, or adopt any securities repurchase plans, when it is in possession of material non-public information concerning the Company, other than in compliance with applicable law, subject to the policies and procedures adopted by the Company and attached as Annex A hereto, if applicable, and the prior approval of the Chief Executive Officer or Chief Financial Officer.

C.	Other Companies’ Stock.

Employees, executive officers and directors who learn material information about suppliers, customers, acquisition targets or competitors through their work at the Company, should keep it confidential and not buy or sell stock in such companies until the information becomes public. Furthermore, employees, executive officers and directors should not give tips or recommend others to place purchase or sale orders in the securities of another corporation (such as a supplier, a customer, an acquisition target or a competitor), if they have learned material information about that corporation in the course of their employment. For example, it would be a violation of the securities laws if an employee, executive officer or director learned through Company sources that the Company intended to purchase assets from a company, and then placed an order to buy or sell stock in that other company because of the likely increase or decrease in the value of its securities.

D.	Hedging and Derivatives.

Employees, executive officers and directors are prohibited from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities.

Trading in options or other derivatives is generally highly speculative and very risky. People who buy options are betting that the stock price will move rapidly. For that reason, when a person trades in options in his or her employer’s stock, it will arouse suspicion in the eyes of the SEC that the person was trading on the basis of inside information, particularly where the trading occurs before a company announcement or major event. It is difficult for an employee, executive officer or director to prove that he or she did not know about the announcement or event.

If the SEC or the Nasdaq Stock Market (“Nasdaq”) were to notice active options trading by one or more employees, executive officers or directors of the Company prior to an announcement, they would investigate. Such an investigation could be embarrassing to the Company (as well as expensive), and could result in severe penalties and expense for the persons involved. For all of these reasons, the Company prohibits its employees, executive officers and directors from trading in options or other derivatives involving the Company’s stock. This policy does not pertain to employee stock options granted by the Company. Employee stock options cannot be traded.

E.	Pledging of Securities, Margin Accounts.

Pledged securities may be sold by the pledgee without the pledgor’s consent under certain conditions. For example, securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Because such a sale may occur at a time when an employee, executive officer or a director has material inside information or is otherwise not permitted to trade in Company securities, pledging Company securities, including by purchasing Company securities on margin or holding Company securities in a margin account, is not permitted, except for exceptional reasons and subject to prior review by the Chief Financial Officer; provided that, activities conducted by Chief Financial Officer shall be subject to prior review by the Chief Executive Officer.

F.	General Guidelines.

The following guidelines should be followed in order to ensure compliance with applicable antifraud laws and with the Company’s policies:

1.

Nondisclosure. Material inside information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it. Tipping refers to the transmission of inside information from an insider to another person. Sometimes this involves a deliberate conspiracy in which the tipper passes on information in exchange for a portion of the “tippee’s” illegal trading profits. Even if there is no expectation of profit, however, a tipper can have liability if he or she has reason to know that the information may be misused. Tipping inside information to another person is like putting your life in that person’s hands. So the safest choice is: Don’t tip.

2.

Trading in Company Securities. No employee, executive officer or director should place a purchase or sale order, or recommend that another person place a purchase or sale order in the Company’s securities when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. This includes orders for purchases and sales of stock and convertible securities, including engaging in any “short sales” of the Company’s securities. The exercise of employee stock options is not subject to this policy. However, stock that was acquired upon exercise of a stock option will be treated like any other stock, and may not be sold by an employee who is in possession of material inside information. Any employee, executive officer or director who possesses material inside information should wait until the start of the second trading day on the Nasdaq after the information has been publicly released before engaging in any trading activity. If such public disclosure occurs before the markets open on a trading day, then that day shall be considered the first trading day. If such public disclosure occurs after the markets open on a trading day, then the next trading day following the date of public disclosure shall be considered the first trading day following the date of public disclosure.

3.

Avoid Speculation. Investing in the Company’s common stock provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short range speculation based on fluctuations in the market. Such activities put the personal gain of the employee, executive officer or director in conflict with the best interests of the Company and its stockholders. Although this policy does not mean that employees, executive officers or directors may never sell shares, the Company encourages employees, executive officers and directors to avoid frequent trading in Company stock. Speculating in Company stock is not part of the Company culture.

4.

Post-Termination Transactions. This Policy continues to apply to transactions in Company securities even after an employee, officer or director has resigned or terminated employment; provided that, if the person who resigns or separates from the Company is in possession of material nonpublic information (MNPI) at that time, he or she may not trade in Company securities until that information has become public or is no longer material.

5.

Trading in Other Securities. No employee, officer or director should place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities of another corporation (such as a supplier, an acquisition target or a competitor), if the employee, officer or director learns in the course of his or her employment confidential information about the other corporation that is likely to affect the value of those securities. For example, it would be a violation of the securities laws if an employee, officer or director learned through Company sources that the Company intended to purchase assets from a company, and then placed an order to buy or sell stock in that other company because of the likely increase or decrease in the value of its securities.

6.

Restrictions on the Window Group. The Window Group consists of (i) executive officers and directors of the Company and Company secretary, (ii) subset of employees in some of the Company’s departments as may be designated from time to time and informed of such status by the Company’s Chief Financial Officer or an officer with similar duties and responsibilities of the Company, and (iii) all secretaries to and family members of the foregoing individuals. For purposes of this Policy, “family member” shall include a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any person sharing the household (other than a tenant or employee). The Window Group is subject to the following restrictions on trading in Company securities:

•

trading is permitted from market opens on the Nasdaq on start of the second trading day following the public disclosure of the Company’s interim earnings until market closes on the Nasdaq on the last trading day of the last month of the then current interim period (the “Window”), subject to the restrictions below. If such public disclosure occurs before the markets open on a trading day, then that day shall be considered the first trading day. If such public disclosure occurs after the markets open on a trading day, then the next trading day following the date of public disclosure shall be considered the first trading day following the date of public disclosure;

•

the Window Group must report to the Company’s Chief Financial Officer in a form set forth in Annex C hereto before making any trade in Company Securities; provided that, Chief Financial Officer must report to the Company’s Chief Executive Officer before making any trade in Company Securities;

•

no trading is permitted outside the Window except for reasons of exceptional personal hardship and subject to prior approval in a form set forth in Annex B hereto from the Company’s Chief Financial Officer; provided that, if the Chief Financial Officer wishes to trade outside the Window, it shall be subject to prior approval from the Company’s Chief Executive Officer;

•	individuals in the Window Group are also subject to the general restrictions on all employees; and

•

if a member of the Window Group resigns or terminates employment with the Company outside the Window, he or she shall wait until the Window opens before starting to trade in Company securities; provided that, such member is not in possession of any MNPI.

Note that at times the Chief Financial Officer may determine that no trades may occur even during the Window when clearance is requested. No reasons may be provided and the closing of the Window itself may constitute material inside information that should not be communicated.

The foregoing Window Group restrictions do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Exchange Act (“10b5-1 Plans”) described in Annex A hereto. However, Window Group members may not enter into, amend or terminate a 10b5-1 Plan relating to Company securities without the prior approval of the Chief Financial Officer, which will only be given during a Window period. The Window Group must submit a request for prior approval regarding the 10b5-1 Plan in a form set forth in Annex B hereto from the Company’s Chief Financial Officer; provided that, if the Chief Financial Officer wishes to enter into, amend or terminate a 10b5-1 Plan relating to Company securities, it shall be subject to prior review by the Chief Executive Officer.

The Company from time to time may also impose an ad hoc trading freeze on all officers, directors, and other members of the Window Group due to significant unannounced corporate developments. These trading freezes may vary in length.

IN SUMMARY, EVERY EMPLOYEE OF THE COMPANY IS SUBJECT TO TRADING RESTRICTIONS WHEN IN POSSESSION OF INSIDE INFORMATION REGARDING THE COMPANY. IN ADDITION, OFFICERS, DIRECTORS, AND OTHER MEMBERS OF THE WINDOW GROUP ARE SUBJECT TO PARAGRAPH 5 ABOVE RESTRICTING THEIR TRADING TO WINDOW PERIODS AND REQUIRING PRIOR REPORTING.

YOU MUST PROMPTLY REPORT TO THE CHIEF FINANCIAL OFFICER ANY TRADING IN THE COMPANY’S SECURITIES BY ANYONE OR DISCLOSURE OF INSIDE INFORMATION BY PERSONNEL THAT YOU HAVE REASON TO BELIEVE MAY VIOLATE THIS POLICY OR THE SECURITIES LAWS OF THE UNITED STATES.

G.	Applicability of U.S. Securities Laws to International Transactions.

All employees of the Company’ and its subsidiaries are subject to the restrictions on trading in Company securities and the securities of other companies. The U.S. securities laws may be applicable to the securities of the Company’s subsidiaries or affiliates, even if they are located outside the United States. Transactions involving securities of the Company’s subsidiaries or affiliates in PRC or other jurisdictions should be carefully reviewed by counsel for compliance not only with applicable local law but also for possible application of U.S. securities laws.

III.	OTHER LIMITATIONS ON SECURITIES TRANSACTIONS

A.	Public Resales – Rule 144.

The U.S. Securities Act (the “Securities Act”) requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon for (i) public resales by any person of “restricted securities” (i.e., unregistered securities acquired in a private offering or sale) and (ii) public resales by directors, officers and other control persons of a company (known as “affiliates”) of any of the Company’s securities, whether restricted or unrestricted.

The exemption in Rule 144 may only be relied upon if certain conditions are met. These conditions vary based upon whether the Company has been subject to the SEC’s reporting requirements for 90 days (and is therefore a “reporting company” for purposes of the rule) and whether the person seeking to sell the securities is an affiliate or not. Application of the rule is complex and Company employees, officers and directors should not make a sale of Company securities in reliance on Rule 144 without obtaining the approval of the Chief Financial Officer, who may require the employee, officer or director to obtain an outside legal opinion satisfactory to the Chief Financial Officer concluding that the proposed sale qualifies for the Rule 144 exemption, provided that, activities conducted by Chief Financial Officer shall be subject to prior review by the Chief Executive Officer.

1.

Holding Period. Restricted securities issued by a reporting company (i.e., a company that has been subject to the SEC’s reporting requirements for at least 90 days) must be held and fully paid for a period of six months prior to their sale. Restricted securities issued by a non-reporting company are subject to a one-year holding period. The holding period requirement does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act. Generally, if the seller acquired the securities from someone other than the Company or an affiliate of the Company, the holding period of the person from whom the seller acquired such securities can be “tacked” to the seller’s holding period in determining if the holding period has been satisfied.

2.

Current Public Information. Current information about the Company must be publicly available before the sale can be made. The Company’s periodic reports filed with the SEC ordinarily satisfy this requirement. If the seller is not an affiliate of the Company issuing the securities (and has not been an affiliate for at least three months) and one year has passed since the securities were acquired from the issuer or an affiliate of the issuer (whichever is later), the seller can sell the securities without regard to the current public information requirement.

Rule 144 also imposes the following additional conditions on sales by persons who are “affiliates.” A person or entity is considered an “affiliate,” and therefore subject to these additional conditions, if it is currently an affiliate or has been an affiliate within the previous three months:

3.

Volume Limitations. The amount of debt securities which can be sold by an affiliate during any three-month period cannot exceed 10% of a tranche (or class when the securities are non- participatory preferred stock), together with all sales of securities of the same tranche sold for the account of the affiliate. The amount of equity securities that can be sold by an affiliate during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the time the order to sell is received by the broker or executed directly with a market maker.

4.	Manner of Sale. Equity securities held by affiliates must be sold in unsolicited brokers’ transactions, directly to a market-maker or in riskless principal transactions.

5.

Notice of Sale. An affiliate seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000. See “Filing Requirements”.

Bona fide gifts are not deemed to involve sales of shares for purposes of Rule 144, so they can be made at any time without limitation on the amount of the gift. Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor, depending on the circumstances.

B.	Private Resales.

Directors and officers also may sell securities in a private transaction without registration pursuant to Section 4(a)(7) of the Securities Act, which allows resales of shares of reporting companies to accredited investors, provided that the sale is not solicited by any form of general solicitation or advertising. There are a number of additional requirements, including that the seller and persons participating in the sale on a remunerated basis are not “bad actors” under Rule 506(d)(1) of Regulation D or otherwise subject to certain statutory disqualifications; the Company is engaged in a business and not in bankruptcy; and the securities offered have been outstanding for at least 90 days and are not part of an unsold underwriter’s allotment. Private resales must be reviewed in advance by the Company’s Chief Financial Officer and may require the participation of outside counsel.

C.	Restrictions on Purchases of Company Securities.

In order to prevent market manipulation, the SEC adopted Regulation M under the U.S. Exchange Act. Regulation M generally restricts the Company or any of its affiliates from buying Company stock, including as part of a share buyback program, in the open market during certain periods while a distribution, such as a public offering, is taking place. You should consult with the Company’s Chief Financial Officer, if you desire to make purchases of Company stock during any period that the Company is making conducting an offering or buying shares from the public.

D.	Filing Requirements.

1.

Schedule 13D and 13G. Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group which acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the stock owned, when coupled with the amount of stock subject to options exercisable within 60 days, exceeds the five percent limit.

A report on Schedule 13D is required to be filed with the SEC and submitted to the Company within five business days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent or more in the percentage of stock beneficially owned, an amendment disclosing the change must be filed within two business days. A decrease in beneficial ownership to less than five percent is per se material and must be reported.

A limited category of persons (such as banks, broker-dealers and insurance companies) may file on Schedule 13G, which is a much abbreviated version of Schedule 13D, as long as the securities were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer. Under rules adopted in 2023, beginning on September 30, 2024, which is the date the new Schedule 13G deadlines become effective, a report on Schedule 13G is required to be filed with the SEC and submitted to the Company within 45 days after the end of the calendar quarter in which the reporting threshold is reached.

A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). As is true under Section 16(a) of the Exchange Act, a person filing a Schedule 13D may disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so.

2.

Form 144. As described above under the discussion of Rule 144, an affiliate seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless the amount to be sold during any three-month period neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.

Annex A

Overview of 10b5-1 Plans

Under Rule 10b5-1, large stockholders, directors, officers and other insiders who regularly possess material nonpublic information (MNPI) but who nonetheless wish to buy or sell stock may establish an affirmative defense to an illegal insider trading charge by adopting a written plan to buy or sell at a time when they are not in possession of MNPI. A 10b5-1 Plan typically takes the form of a contract between the insider and his or her broker.

The plan must be entered into at a time when the insider has no MNPI about the company or its securities (even if no trades will occur until after the release of the MNPI). The plan must:

1.specify the amount, price (which may include a limit price) and specific dates of purchases or sales; or

2.include a formula or similar method for determining amount, price and date; or

3.give the broker the exclusive right to determine whether, how and when to make purchases and sales, as long as the broker does so without being aware of MNPI at the time the trades are made.

Under the first two alternatives, the 10b5-1 Plan cannot give the broker any discretion as to trade dates. As a result, a plan that requests the broker to sell 1,000 shares per week would have to meet the requirements under the third alternative. On the other hand, under the second alternative, the date may be specified by indicating that trades should be made on any date on which the limit price is hit. The affirmative defense is only available if the trade is in fact made pursuant to the preset terms of the 10b5-1 Plan (unless the terms are revised at a time when the insider is not aware of any MNPI and could therefore enter into a new plan). Trades are deemed not to have been made pursuant to the plan if the insider later enters into or alters a corresponding or hedging transaction or position with respect to the securities covered by the plan (although hedging transactions could be part of the plan itself).

Guidelines for 10b5-1 Plans

When can a plan be adopted or amended? Because Rule 10b5-1 prohibits an insider from adopting or amending a plan while in possession of MNPI, allegations of insider trading despite the existence of a 10b5-1 Plan are likely to focus on what was known at the time of plan adoption or amendment. It is recommended that companies permit an insider to adopt or amend a 10b5-1 Plan only when the insider can otherwise buy or sell securities under the company’s insider trading policy, such as during an open window immediately after the announcement of interim earnings.

Plan and Approval. The 10b5-1 Plan must be in writing and signed by the Window Group member, and the Window Group member must provide a copy to the Company’s compliance department. The Company shall keep a copy of each 10b5-1 Plan in its files. The form of each 10b5-1 Plan and any subsequent amendment must be consistent with these guidelines. Each 10b5-1 Plan must be approved in writing by the responsible officer prior to the adoption, amendment, suspension or termination of such plan. A 10b5-1 Plan must not permit a Window Group member to exercise any subsequent influence over how, when or whether to effect purchases or sales. Sales under a 10b5-1 Plan must be via an approved broker.

The Window Group member must act in good faith with respect to a 10b5-1 Plan when the Plan is adopted and for the duration of the Plan, and must not enter into a 10b5-1 Plan as part of a plan or scheme to evade the prohibitions of Rule 10b-5. In addition, each 10b5-1 Plan must include a representation in writing by the Window Group member certifying that (a) such person is not in possession of MNPI about the Company or its securities, and (b) the 10b5-1 Plan is being adopted in good faith and not as part of a plan to evade the prohibitions of Rule 10b-5.

Timing and Term of Plan. Each 10b5-1 Plan must be adopted (a) during an open trading window under the Company’s Trading Policy, and (b) when the Insider does not otherwise possess material nonpublic information about the Company.

Plan Specifications. Discretion Regarding Trades. The 10b5-1 Plan must either (a) specify the amount of Company Securities to be purchased or sold and the price at which and the date on which the Company Securities are to be purchased or sold, or (b) specify or set an objective formula or algorithm for determining the amount of Company Securities to be purchased or sold and the price at which and the date on which Company Securities are to be purchased or sold.

Cooling-off Period. Rule 10b5-1 as currently in effect imposes certain waiting period between the time a 10b5-1 Plan is adopted or amended and the date of the first trade under the 10b5-1 Plan. With respect to directors and officers, the applicable cooling-off period is the later of (i) 90 days following plan adoption or modification; or (ii) two business days following the disclosure in certain periodic reports of the Company’s interim financial results in which the plan was adopted or modified (but not to exceed 120 days following plan adoption or modification) before any trading can commence under the trading arrangement; With respect to persons other than issuers, directors or officers, the applicable cooling-off period is 30 days following plan adoption or modification before any trading can commence under the trading arrangement or modification. There is no cooling-off period for plans adopted by companies.

Good Faith Representation. The Window Group must act in good faith with respect to a 10b5-1 Plan when the plan is adopted and for the duration of the plan, and must not enter into a 10b5-1 Plan as part of a plan or scheme to evade the prohibitions of Rule 10b-5. In addition, each 10b5-1 Plan must include a representation in writing by each Window Group member certifying that (a) such person is not in possession of MNPI about the Company or its securities, and

(b) the 10b5-1 Plan is being adopted in good faith and not as part of a plan to evade the prohibitions of Rule 10b-5.

Amendment, Suspension and Termination. Amendments, suspensions, and terminations of 10b5-1 Plans must be approved in advance by the responsible officer. In addition, an insider may voluntarily amend, suspend, or terminate a 10b5-1 Plan only when the insider does not otherwise possess material nonpublic information about the Company. Insiders may make amendments to 10b5-1 Plans without triggering a cooling-off period so long as the amendment does not change the pricing provisions of the 10b5-1 Plan, the amount of securities covered under the 10b5-1 Plan or the timing of trades under the 10b5-1 Plan, or where a broker executing trades on behalf of the Insider is substituted by a different broker (so long as the purchase or sales instructions remain the same). If an existing 10b5-1 Plan is terminated early and another 10b5-1 Plan is already in place, the first trade under the later-commencing plan must not be scheduled to occur until after the end of the effective cooling-off period following the termination of the earlier 10b5-1 Plan.

Mandatory Suspension. Each 10b5-1 Plan must provide for suspension of trades under such plan if legal, regulatory or contractual restrictions are imposed on the Insider, or if these guidelines are amended, or other events occur, that would prohibit sales under such 10b5-1 Plan.

Sales to Cover. A Window Group member may have only one 10b5-1 Plan in effect at any time, except that a separate plan, in the form of a written and irrevocable election (an “Election”), is permitted for purposes of “sell-to-cover” transactions under which the Window Group member instructs their broker to sell securities to satisfy tax withholding obligations in connection with the vesting of incentive compensation (not including options) (“Sales to Cover”), provided that (a) the Election is made during an open trading window under this policy, (b) at the time of the Election, the Window Group member is not aware of any MNPI with respect to the Company or Company securities, (c) the Sales to Cover are made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, (d) the Window Group member does not have, and will not attempt to exercise, authority, influence or control over any such Sales to Cover, and (e) the Election contains appropriate representations as to clauses (b)-(d).

No Overlapping Plans. A Window Group member may adopt a new 10b5-1 Plan to replace an existing 10b5-1 Plan before the scheduled termination date of such existing 10b5-1 Plan, so long as the first scheduled trade under the new 10b5-1 Plan does not occur until after all trades under the existing 10b5-1 Plan are completed or expire without execution (subject to any cooling-off periods as stated above). However, where the first trade under a later- commencing plan is scheduled during what would have been the cooling-off period for that plan assuming the termination date of the earlier-commencing plan were deemed to be the date of adoption of the later-commencing plan, then Rule 10b5-1 would not be available for the later-commencing plan1.

Single-Trade Plan. A series of separate contracts with different brokers to execute trades under a 10b5-1 Plan may be treated as a single plan, provided the contracts as a whole meet the conditions under Rule 10b5-1, and provided further that any amendment of one contract is treated as an amendment of all of the contracts under the plan. In any 12-month period, a Window Group member is limited to one “single-trade plan” — one designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction. The following do not constitute single-trade plans: (a) a 10b5-1 Plan that gives discretion to an agent over whether to execute the 10b5-1 Plan as a single transaction or that provides the agent’s future acts depend on facts not known at the time the 10b5-1 Plan’s adoption and might reasonably result in multiple transactions and (b) Sales to Cover.

Should adoption of a plan be announced publicly? Generally speaking, there is no requirement to publicly disclose the adoption, amendment or termination of a 10b5-1 Plan for foreign private issuers, although in some cases public announcement may be advisable due to the identity of the insider, the magnitude of the plan, or other special factors. That said, announcing the adoption of a 10b5-1 Plan may be a useful way to head off future public relations issues, since announcing a plan’s adoption prepares the market and should help investors understand the reasons for insider sales when trades are later reported. If a company decides to announce the adoption of a 10b5-1 Plan, we do not generally recommend disclosing plan details, other than, perhaps, the aggregate number of shares involved; this is to diminish the ability of market professionals to front-run the insider’s transactions. It is unusual to announce the suspension or termination of a plan. A company would be required to state in its annual report whether it has adopted policies and procedures for directors, officers and employees, and the company itself, that are reasonably designed to promote compliance with insider trading laws (or explain why not).

What else should we consider when amending or modifying a plan? As noted above, an insider may only modify or amend a 10b5-1 Plan when he or she is not in possession of MNPI. Even if an insider is not in possession of MNPI at the time of amendment, a pattern of amending or modifying one’s plan raises the question of whether the insider is using the plan as a legitimate tool to diversify his or her risk exposure and monetize assets, or as a way to opportunistically step in and out of the market. Because Rule 10b5-1 provides an affirmative defense but not a safe harbor, insiders and their companies should be aware that the effectiveness of the affirmative defense could be diminished by a pattern of plan amendments and modifications.

Can a plan be terminated or suspended? Unlike amending a plan, a 10b5-1 Plan may legally be terminated before its predetermined end date even though the insider is in possession of MNPI (although some brokers’ forms prohibit this as a contractual matter). Because plan sales shortly before the announcement of bad news can generate unwanted attention, an insider may decide to terminate a plan in the face of an impending negative announcement, even though as a technical matter the affirmative defense would be expected to cover the sales. On the other hand, terminating a selling plan before an impending positive announcement may raise the suspicion that the insider is using Rule 10b5- 1 as a way to opportunistically time the market, thereby risking the likelihood that his or her future use of the affirmative defense will be successful.

1 For example, a Window Group member who is not an officer or director has in place an existing Rule 10b5-1 Plan with a scheduled date for the latest authorized trade of May 31, 2023. On May 1, 2023, that Window Group member adopts a later-commencing plan, intended to qualify for the affirmative defense under Rule 10b5-1, with a scheduled date for the first authorized trade of June 1, 2023. If that Window Group member terminates the earlier-commencing plan on May 15, the later-commencing plan will not receive the benefit of the affirmative defense, because June 1 is within 30 days of May 15, the date of termination of the earlier-commencing plan, and thus June 1 is during the “effective cooling-off period.” However, if the later-commencing plan were scheduled to begin trading on July 1, 2023, it could still receive the benefit of the affirmative defense because July 1, 2023 is more than 30 days after May 15 and thus is outside the “effective cooling-off period.”

It is generally suggested that plan terminations initiated by an insider take place during an open window, absent special circumstances and approval by the Chief Financial Officer. It may also make sense for the Chief Financial Officer to have the ability, but not the responsibility, to terminate the plan.

How long should a plan last? In order to minimize the need for early termination, the term of the plan should be carefully weighed at the outset. An optimal plan term will be long enough to distance the insider, and any current knowledge that he or she may have, from a particular trade but short enough that it will not require termination should the insider’s financial planning strategies change. A short “one-off” 10b5-1 Plan can appear to be timed to take advantage of MNPI. On the other hand, the longer the plan term, the greater the likelihood that it will need to be modified or terminated. Most plans tend to have a term of six months to two years.

Should the company pre-clear or review an executive’s plan? It is generally recommended that the company pre- clear or review a proposed 10b5-1 Plan, which may provide assurance that the plan complies with best practices. Certain companies disallow the third type of plan (one that gives the broker the right to determine whether, how and when to make purchases) in order to avoid the evidentiary difficulty associated with proving that the executive did not communicate with the broker with respect to trades under the plan. While this is not required, this is a prudent option to consider.

In addition to requiring a 10b5-1 Plan to be pre-approved by the Company, other limits that are sometimes considered are whether to set a maximum percentage of holdings that can be subject to a 10b5-1 Plan, and rules for setting price floors.

No Hedging. As described in the Policy, individuals subject to the policy are prohibited from engaging in any hedging or similar transactions designed to decrease the risks associated with holding Company Securities. Further to this end, a Window Group member adopting a 10b5-1 Plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the 10b5-1 Plan and must agree not to enter into any such transaction while the 10b5-1 Plan is in effect.

Compliance with Rule 144. All sales made under a 10b5-1 Plan must be made in reliance on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) and may not be made pursuant to a registration statement. To the extent that sales made under a 10b5-1 Plan are made pursuant to Rule 144 under the Securities Act, such 10b5-1 Plan must provide for specific procedures to comply with Rule 144, including the filing of Forms 144.

Required Footnote Disclosure. Window Group member must footnote trades disclosed on Forms 144 to indicate that the trades were made pursuant to a 10b5-1 Plan.

Annex B

Request for Approval to Trade in the Securities of Sound Group Inc.

To:	Chief Financial Officer

From:

Print Name

I hereby request approval for myself (or a member of my immediate family or household or a family member whose transactions regarding securities of Sound Group Inc. are directed by me or are subject to my influence or control) to execute the following transaction relating to the securities of Sound Group Inc.

Type of transaction (check one):

◻PURCHASE

◻SALE

◻EXERCISE OPTION (AND SELL SHARES)

◻OTHER

Securities involved in transaction:

Number of securities:

Other (please explain):

Name of beneficial owner if other than yourself:

Relationship of beneficial owner to yourself:

Signature:	Date:

This Authorization is valid until the earlier of thirty (30) calendar days after the date of this Approval or until the end of the Window period.

Approved by:

Name:

Date:	Time:

Annex C

Report of Trade in the Securities of Sound Group Inc.

To:	Chief Financial Officer

From:

Print Name

I hereby report the following proposed transaction relating to the securities of Sound Group Inc. for myself (or a member of my immediate family or household or a family member whose transactions regarding securities of Sound Group Inc. are directed by me or are subject to my influence or control).

Type of transaction (check one):

◻PURCHASE

◻SALE

◻OTHER

Securities involved in transaction:

Number of securities:

Other (please explain):

Name of beneficial owner if other than yourself:

Relationship of beneficial owner to yourself:

Signature:	Date: